Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO ANNOUNCES PRICING OF

$450 MILLION OF SENIOR SUBORDINATED NOTES

HOUSTON, TX – June 1, 2006 – Pogo Producing Company (NYSE: PPP) today announced it has priced a private offering of $450 million of 7 7/8% Senior Subordinated Notes due 2013. Pogo intends to use net proceeds from the sale of the notes to repay senior debt, a portion of which was used to finance the recent acquisition of Latigo Petroleum, Inc. Pogo expects to close the sale of the notes on June 6, 2006, subject to satisfaction of customary closing conditions.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns approximately 4,000,000 gross leasehold acres in major oil and gas provinces in North America, 3,119,000 acres in New Zealand and 1,480,000 acres in Vietnam. Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.”

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to, among other things, the closing of the offering of the notes. Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the SEC. Pogo disclaims any responsibility to update these forward-looking statements.